For Immediate Release
For Further Information, Contact:
Investor Relations, (800) 371-2819

GABLES ESTABLISHES SAN DIEGO/INLAND EMPIRE/WASHINGTON, DC PLATFORM;
FORMS JOINT VENTURE WITH NYSTRS

BOCA RATON, FLORIDA – June 4, 2004 – Gables Residential (NYSE: GBP) (the “Company”), the 2004 NAHB Property Management Company of the Year, announced today two separate transactions through which it will establish an operating platform in San Diego, the Inland Empire (Riverside/San Bernardino), and Washington, DC.   The company recently acquired Income Growth Property Management, Inc. (“IGPM), a San Diego based property management company, which has 2,141 units currently under management.  Separately, Gables has reached agreement with the New York State Teachers’ Retirement System (“NYSTRS”), advised by JP Morgan Fleming Asset Management, to acquire and develop assets in the San Diego, Inland Empire, and Washington, DC markets. Gables will contribute two assets in South Florida and one in Washington, DC and NYSTRS will contribute two assets in Temecula, California to the Venture. Closing of the joint venture transaction and related property contributions is subject to customary closing conditions, including receipt of lender consents which Gables expects by mid-June.

  “Our research-driven approach to market selection identified the underlying economies supporting San Diego and the Inland Empire as complementary to our existing markets.  Portfolio allocation modeling shows that the addition of assets in San Diego and the Inland Empire should allow our revenue growth to exceed the national average while also reducing our portfolio volatility below the national average.  The combination of these two components supports our strategy aimed at producing total return for our shareholders that exceeds the NAREIT apartment index over time,” noted Chris Wheeler, CEO.  “Establishing a platform with sufficient scale and local market knowledge gives us a foundation to grow our presence in these markets with a lower risk profile.”

Through the investment in the NYSTRS assets in Southern California, Gables will add 532 apartments to the existing management base of properties currently managed by IGPM, resulting in a total of 2,673 units under management by Gables in Southern California.

The joint venture with NYSTRS provides for up to $800 million of real estate investment primarily in the San Diego, Inland Empire, and Washington, DC markets.  Gables will grant NYSTRS a three-year right-of-first-opportunity for investment opportunities in San Diego and Washington, DC that exceed $50 million and those that exceed $35 million in the Inland Empire.  The venture expects that approximately 75% of its investment will be in acquisitions of existing assets and the balance will be in new development.

The venture will be capitalized with approximately 55% leverage, and the equity component will be funded 50% by Gables and 50% by NYSTRS.    Gables will serve as the property manager for all assets and earn management fees along with development and construction fees for services rendered.

“Given our long held plans to increase exposure to the economies supporting these markets, and our desire to mitigate new market risk by limiting the amount of capital invested in any single asset, we believe a venture with the institutional credibility of NYSTRS provides us with the best opportunity to execute this component of our strategic plan,” stated Chris Wheeler.  “Essentially, we’ll be able to execute faster and with less risk.”

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained in this release are statements that are subject to certain risks and uncertainties, including, but not limited to, possible changes in demand for apartment homes, the effects of economic conditions, the impact of competition and competitive pricing, changes in construction costs, the results of financing efforts, potential acquisitions under agreement, the effects of the Company’s accounting policies and other matters detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Certain Factors Affecting Future Operating Results.”

With a mission of Taking Care of the Way People Live®, Gables Residential has received national recognition for excellence in the management, development, acquisition and construction of luxury multi-family communities in high job growth markets. The Company's strategic objective is to produce total returns through monthly dividends and share price changes that exceed the NAREIT apartment sector index.

The Company has a research-driven strategy focused on markets characterized by high job growth and resiliency to national economic downturns. Within these markets, the Company targets Established Premium Neighborhoods™ (“EPN’s”), generally defined as areas with high per square foot prices for single-family homes. By investing in resilient, demand-driven markets and EPN locations with barriers to entry, the Company expects to achieve its strategic objective.

The Company is one of the largest apartment operators in the nation and currently manages 47,146 apartment homes in 182 communities, including the 85 communities it owns with 22,903 stabilized apartment homes primarily in Atlanta, Houston, South Florida, Austin, Dallas, Washington, DC, and San Diego/Inland Empire and has an additional 7 communities with 1,966 apartment homes under development or lease-up. For further information, please contact Gables Investor Relations at (800) 371-2819 or access Gables Residential's website at www.gables.com.